                             SUBSCRIPTION AGREEMENT


                            Dated as of June 29, 1998

                                     Between

                                    ILOG S.A.

                                       and

                             SAP Aktiengesellschaft

                                TABLE OF CONTENTS

                                                                                              Page
                                                                                              ----

SECTION 1................................................Subscription for Ordinary Shares      1

         1.1      Sale of Ordinary Shares......................................................1
         1.2      Closing Date.................................................................1
         1.3      Delivery.....................................................................1
         1.4      Legend.......................................................................2

SECTION 2...................................Representations and Warranties of the Company      2

         2.1      Organization.................................................................2
         2.2      Capitalization...............................................................2
         2.3      Authorization................................................................3
         2.4      No Conflict..................................................................3
         2.5      Accuracy of Reports..........................................................4
         2.6      Governmental Consents, etc...................................................4
         2.7      Litigation...................................................................4
         2.8      Disclosure...................................................................4
         2.9      No Material Loss.............................................................4
         2.10     Intellectual Property........................................................4
         2.11     Title to Property............................................................5
         2.12     Compliance with Law, etc.....................................................5
         2.13     Material Agreements..........................................................5

SECTION 3.................................Representations and Warranties of the Purchaser      6

         3.1      Subscription for Own Account.................................................6
         3.2      Disclosure of Information....................................................6
         3.3      Accredited-Investor Status...................................................6
         3.4      Restricted Shares............................................................6
         3.5      Organization.................................................................6
         3.6      Authority....................................................................7
         3.7      No Conflict..................................................................7
         3.8      Governmental Consents, etc...................................................7

SECTION 4................................Conditions Precedent to Obligations of Purchaser      7

         4.1      Closing.......................................................................7

SECTION 5...................................Conditions Precedent to Obligations of Company      8

         5.1      Closing.......................................................................8

SECTION 6.........................................................Covenants of the Company      9

         6.1      Other Strategic Investors.....................................................9
         6.2      Right to Maintain............................................................11
         6.3      Shareholder Meeting Approval.................................................11
         6.4      Preemptive Rights............................................................11
         6.5      Piggy Back Rights............................................................11

SECTION 7.......................................................Covenants of the Purchaser     12

         7.1      Limitation on Ownership of Voting Stock......................................12
         7.2      Voting.......................................................................12
         7.3      Acts in Concert with Others..................................................13
         7.4      Confidential Information.....................................................13
         7.5      Approval of Supervisory Board................................................13
SECTION 8....................................................................Miscellaneous     14

         8.1      Termination of Agreement.....................................................14
         8.2      Governing Law................................................................14
         8.3      Survival.....................................................................14
         8.4      Successors and Assigns.......................................................14
         8.5      Entire Agreement; Amendment..................................................14
         8.6      Notice And Dates.............................................................15
         8.7      Further Assurances...........................................................16
         8.8      Counterparts.................................................................16
         8.9      Severability.................................................................16
         8.10     Captions.....................................................................17
         8.11     Public Statements............................................................17
         8.12     Brokers......................................................................17
         8.13     Attorney's Fees..............................................................17
         8.14     Costs and Expenses...........................................................17
         8.15     No Third Party Rights........................................................17
         8.16     Competing Business Interests.................................................17

                                TABLE OF CONTENTS
                                   (continued)

                                                                            Page
                                                                            ----

                                TABLE OF CONTENTS
                                   (continued)

                                                                            Page
                                                                            ----

EXHIBITS
- --------

Exhibit A         Bulletin de Souscription
Exhibit B         Ordre de Mouvement
Exhibit C         List of Documents Filed with the SEC
Exhibit D         ILOG Press Releases Published from January 1997
Exhibit E         Draft Form of SSMD&G's Opinion Letter
Exhibit F         Draft Form of WSGR's Opinion Letter

                                                                       Exhibit 3


                             SUBSCRIPTION AGREEMENT


         THIS SUBSCRIPTION AGREEMENT (this "Agreement") is made as of June 29, 1998, between ILOG S.A., a French societe anonyme ("ILOG" or the "Company"), and SAP Aktiengesellschaft, a German corporation (the "Purchaser").

                                    SECTION 1

                        Subscription for Ordinary Shares

         1.1 Sale of Ordinary Shares. Subject to the terms and conditions and in reliance on the representations and warranties set forth herein, the Company agrees to issue 685,064 shares (the "Shares") of the Company's ordinary shares, par value 4.00 French Francs per share to the Purchaser, and the Purchaser will subscribe and pay for the Shares at a subscription price determined as set forth below at the Closing, as defined below. The Shares will be deposited by and at the expense of the Company pursuant to the Depositary Agreement referred to in
Section 4.1(g) below and delivered to the Purchaser in the form of American Depositary Shares (the "ADSs"). The total subscription price shall be payable in French Francs equivalent to U.S.$10,490,042.50, determined at the noon exchange rate in effect on the business day preceding the Closing Date as quoted by the Federal Reserve Bank of New York. The subscription price per share will be such French Franc equivalent, divided by 685,064 and rounded up to the nearest centime.

         1.2 Closing Date. The closing of the subscription for the Shares (the "Closing") will be held at the registered office of the Company, 9 rue de Verdun, 94253 Gentilly, France, at 11:30 a.m. on June 29, 1998 following the satisfaction of all closing conditions set forth in Sections 4 and 5 hereof, or at such other time and place as the Company and the Purchaser shall mutually agree but in no event later than June 30, 1998 (the date of the Closing is hereinafter referred to as the "Closing Date").

         1.3 Delivery. On the Closing Date, the Purchaser will execute a subscription form ("bulletin de souscription") in the form provided under Exhibit A and will pay by way of wire transfer to the account of the Company at Societe Generale, Agence Paris Madeleine, 11 Boulevard Malesherbes, 75008 Paris, France, to the attention of Madame Marie-Claire Caillez, Code Banque 30003, Code Guichet 03030, Numero de Compte 00243090272, RIB 08, (the "Bank"), acting as depositary in respect of the issue of the Shares, the total subscription price in French Francs. Upon evidence of such wire transfer and issuance by the Bank of the corresponding "certificat du depositaire des fonds," the Company will register the Shares in book-entry form in the name of the Purchaser, and the Purchaser by executing a transfer form provided under Exhibit B, and the Company, as required, will take such actions to permit the Shares to be deposited with the Depositary in the name of the Purchaser, in the form of ADSs. The Company shall cause Morgan Guaranty Trust Company of New York (the "Depositary") to furnish to the Purchaser on the Closing Date an ADR certificate satisfactory to Purchaser evidencing the fact that the Shares have been deposited with it in the form of ADSs pursuant to the deposit agreement dated as of February 13, 1997, between the Company and the Depositary (the "Depositary Agreement").

         1.4 Legend. The certificate for the ADSs representing the Shares shall be subject to a legend restricting transfer under the United States' Securities Act of 1933 (the "Securities Act"), such legend to be substantially as follows:

                      "The shares represented by this certificate have been
             acquired for investment and have not been registered under the Securities Act of 1933 (the "Securities Act") in reliance on the exemption from registration provided by Section 4(2) of the Securities Act and Regulation D promulgated thereunder. Such shares may not be sold or transferred in the absence of such registration or an opinion of counsel satisfactory to the Company as to the availability of an exemption from registration."

                                    SECTION 2

                  Representations and Warranties of the Company

         2.1 Organization. The Company and its subsidiaries are corporations duly organized and validly existing under the laws of their jurisdictions of organization and are in good standing under such laws. The Company and its subsidiaries have requisite corporate power and authority to own, lease and operate their properties and assets, and to carry on their businesses as presently conducted and as presently proposed to be conducted. The Company and its subsidiaries are qualified to do business as foreign corporations in each jurisdiction in which the ownership of their properties or the nature of their businesses require such qualification, except where failure to so qualify would not have a material adverse effect on the Company and its subsidiaries taken as a whole.

         2.2 Capitalization. The issued and outstanding capital stock of ILOG consists, as of the close of business on May 31, 1998, of 13,027,260 ordinary shares, 4.00 French Francs par value per share. Since the close of business on May 31, 1998, no ordinary shares of ILOG capital stock have been issued except pursuant to the exercise of options outstanding under the ILOG Stock Option Plan (as defined below) and except under the ILOG Employee Stock Plans (as defined below). As of the close of business on May 31, 1998, there were no other outstanding commitments to issue any shares of capital stock or voting securities of ILOG or options, warrants, calls, rights, conversion privileges or other similar contractual rights to purchase or otherwise acquire any ordinary shares or other securities other than up to 200,000 ordinary shares which may be issued in connection with two acquisitions currently under discussion and other than pursuant to the exercise of options outstanding as of May 31, 1998 under the 1996 Stock Option Plan of ILOG (the "ILOG Stock Option Plan") and pursuant to the 1996 International Employee Stock Purchase Plan and the 1996 French Employee Savings Plan (collectively, the "ILOG Employee Stock Plans"). All outstanding ordinary shares of ILOG have been duly authorized, validly issued, fully paid and are free of any liens or encumbrances other than any liens or encumbrances imposed upon the holders thereof by operation of law. As of the close of business on May 31, 1998, ILOG has reserved 3,567,356 shares for issuance to employees, directors and independent contractors pursuant to the ILOG Stock Option

Plan, net of exercises, cancellations, repurchases and expiration of options of which, as of the close of business on May 31, 1998, 2,976,741 ordinary shares were subject to outstanding, unexercised options and 590,615 ordinary shares remained available for future grant. Other than pursuant to this Agreement, the ILOG Stock Option Plan and the ILOG Employee Stock Plans or with respect to the acquisitions currently under discussion as set forth above, there are no other options, warrants, calls, rights, commitments, conversion privileges or agreements of any character to which ILOG is a party or by which ILOG is bound obligating ILOG to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed directly or indirectly, any ordinary shares of stock of ILOG or obligating ILOG to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

         2.3 Authorization. The Company has all corporate rights, power and authority to enter into this Agreement and subject to the Shareholder Meeting Approval and Acknowledgment (as defined below) to consummate the transactions contemplated hereby. As of the date hereof, all corporate action on the part of the Company, its directors and shareholders necessary for the authorization, execution, delivery and performance of this Agreement by the Company, the authorization, issuance and delivery of the Shares and the performance of the Company's obligations hereunder has been taken other than (i) the authorization to increase the share capital and to waive the shareholders' pre-emptive rights (droits preferentiels de souscription) in favor of SAP and consequently to issue the Shares, which authorization and waiver must be granted at a meeting of shareholders (the "Shareholder Meeting Approval"), and (ii) the acknowledgment of the final subscription price in French Francs by the Board of Directors (the "Acknowledgment"). This Agreement has been duly executed and delivered by the Company and, upon the obtaining of the Shareholder Meeting Approval and the Acknowledgment, will constitute a legal, valid and binding obligation of the Company enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy or insolvency. Upon receiving the Shareholder Meeting Approval, the Acknowledgment and the "certificat du depositaire des fonds," and the issuance and delivery of the Shares and the ADSs pursuant to this Agreement, the Shares and the ADSs will be validly issued, fully paid and free and clear of any liens or encumbrances other than the restrictions on transfer provided for in Section 1.4 hereof. Upon obtaining the Shareholder Meeting Approval and the Acknowledgment, the issuance of the Shares will not violate or give rise to any preemptive rights or rights of first refusal on behalf of any person.

         2.4 No Conflict. The execution of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit, under, any provision of the Statuts of the Company or its subsidiaries or any mortgage, indenture, lease or other agreement or instrument, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or its subsidiaries, or any of their respective properties or assets, the effect of which would have a material adverse effect on the Company and its subsidiaries, taken as a whole, or materially impair or restrict the Company's power to perform its obligations as contemplated hereby.

         2.5 Accuracy of Reports. All reports required to be filed by the Company on or after January 1, 1997 under the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), have been duly filed, were in substantial compliance with the requirements of their respective forms, were complete and correct in all material respects as of the dates at which the information was furnished, and contained (as of such dates) no untrue statement of a material fact nor omitted to state a material fact necessary in order to make the statements made therein in light of the circumstances under which they were made not misleading. The financial statements contained in such reports are complete and correct, are in accordance with the books and records of the Company, present fairly the financial condition and results of operations of the Company and its subsidiaries, as at the dates and for the periods indicated, and have been prepared in accordance with generally accepted accounting principles in the United States of America, applied on a consistent basis throughout the periods involved. Attached as Exhibit C is a list of all reports filed under the Securities Act or the Exchange Act by the Company on or after January 1, 1997.

         2.6 Governmental Consents, etc. No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of the Company is required in connection with the valid execution and delivery of this Agreement, or the offer or issuance of the Shares, or the consummation of any other transaction contemplated hereby.

         2.7 Litigation. There is not pending or, to the best of the Company's knowledge, threatened, any lawsuit, administrative proceeding, arbitration, labor dispute or governmental investigation ("Litigation") to which the Company is a party or by which any material portion of its assets taken as a whole may be bound, and which Litigation if adversely determined would have a material adverse effect on the Company or which challenges or relates in any way to the transactions contemplated by this Agreement.

         2.8 Disclosure. No representation or warranty of the Company contained in this Agreement or in any press release issued by the Company after January 1, 1997 and listed on Exhibit D attached hereto (the "Press Releases") (individually or when read together and taken as a whole), contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein in light of the circumstances under which they were made not misleading.

         2.9 No Material Loss. Other than as disclosed in its Press Releases, or in reports filed by the Company under the Securities Act or the Exchange Act, since June 30, 1997, neither the Company nor any of its subsidiaries has sustained any material loss to or adverse change in its business, nor has there occurred any development or event which involves or would involve a prospective material adverse change in, or which affects or would affect the condition (financial or otherwise), earnings, properties, shareholders' equity, results of operations, business or prospects of the Company and its subsidiaries, taken as a whole, since June 30, 1997.

         2.10 Intellectual Property. The Company and its subsidiaries each own, or have the right to use under any licensing agreements and any confidentiality agreements, all patents, patent applications, trademarks, service marks, trademark and service mark applications, trade names and copyright registrations presently used by the Company or any of its subsidiaries or necessary for the conduct of the Company's or any of its subsidiaries' respective businesses as conducted and as presently proposed to be conducted (the "Intellectual Property Rights") and have taken, to the best of their knowledge, all actions reasonably necessary to protect their Intellectual Property Rights. To the knowledge of the Company, the businesses conducted by the Company or any of its subsidiaries have not caused and do not cause the Company or any of its subsidiaries to infringe or violate any of the patents, trademarks, service marks, trade names, copyrights, licenses, trade secrets or other intellectual property rights of any other person or entity. For purposes of this Section 2.10, the Purchaser acknowledges that the Company's knowledge is based on current actual knowledge after due inquiry.

         2.11 Title to Property. The Company and its subsidiaries have good and marketable title, as legal owner, to all real property and good and marketable title to all personal property owned by them, except where the failure to have good and marketable title to such real and personal property would not have a material adverse effect on the financial position, shareholders' equity, results of operations, business or prospects of the Company and its subsidiaries, taken as a whole, in each case free and clear of all liens, encumbrances and defects except such as do not materially affect the value of such property and do not interfere in any material respect with the use made and proposed to be made of such property by the Company or its subsidiaries, as the case may be; and any real property and buildings held under lease by the Company or its subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material to the Company and its subsidiaries, taken as a whole, and do not interfere in any material respect with the use made and proposed to be made of such property and buildings by the Company or its subsidiaries, as the case may be.

         2.12 Compliance with Law, etc. The Company and each of its subsidiaries have, in all material respects, complied with all material laws, regulations and orders applicable to their respective present businesses and have all material permits and licenses required thereby. There is no term or provision of any mortgage, indenture, contract, agreement or instrument to which the Company or any of its subsidiaries is a party or by which any of them is bound, or any provision of any state or federal judgment, decree, order, statute, rule or regulation applicable to or binding upon the Company or any of its subsidiaries, which in their opinion materially adversely affects the business, assets or condition, financial or otherwise, of the Company and its subsidiaries, taken as a whole.

         2.13 Material Agreements. Other than as already disclosed in reports filed by the Company under the Securities Act, the Exchange Act or in the Company's Press Releases, there is no: (a) agreement between the Company and any stockholder, officer or director of the Company; (b) material agreement relating to the Intellectual Property Rights; or (c) any other agreement which is material to the businesses of the Company and its subsidiaries which would be required to be disclosed in reports to be filed by the Company under the Securities Act, the Exchange Act or in

Press Releases. All of the agreements so disclosed are valid, binding and in full force and effect, and the Company is not in default under, or in violation of any material term of, any such agreement.

                                    SECTION 3

                 Representations and Warranties of the Purchaser

         The Purchaser hereby represents and warrants to the Company as follows:

         3.1 Subscription for Own Account. The Shares to be subscribed for by Purchaser hereunder will be subscribed for investment for such Purchaser's own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof within the meaning of the Securities Act, and Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. Purchaser also represents that it has not been formed for the specific purpose of subscribing for the Shares.

         3.2 Disclosure of Information. Purchaser has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the Shares to be subscribed for by Purchaser under this Agreement. Purchaser further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Shares and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to Purchaser or to which Purchaser had access. The foregoing, however, does not in any way limit or modify the representations and warranties made by the Company in Section 2.

         3.3 Accredited-Investor Status. Purchaser is an "accredited investor" within the meaning of Regulation D promulgated under the Securities Act.

         3.4 Restricted Shares. Purchaser understands that the Shares are characterized as "restricted securities" under the Securities Act in that they are being acquired from the Company in a transaction not involving a public offering and that under the Securities Act and applicable regulations thereunder such Shares may be resold without registration under the Securities Act only in certain limited circumstances. Without limiting the foregoing, Purchaser understands that the Shares are not being subscribed for by it in reliance on Regulation S promulgated pursuant to the Securities Act, and that the resale restrictions provided for in Regulation S will not be applicable to the resale of the Shares. In this connection, Purchaser represents that it is familiar with Rule 144 of the U.S. Securities and Exchange Commission, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. Purchaser understands that the Company is under no obligation to register any of the Shares sold hereunder except as set forth in Section 6.5 hereof.

         3.5 Organization. The Purchaser is a corporation duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization, with all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and as proposed to be conducted.

         3.6 Authority. The Purchaser has all corporate rights, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. Subject to the approval of the Purchaser's Supervisory Board, the execution and delivery of this Agreement by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all necessary corporate action on behalf of the Purchaser. Subject to the approval of the Purchaser's Supervisory Board, this Agreement has been duly executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser, enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

         3.7 No Conflict. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of or default (with or without notice, lapse of time or both) of any obligation under any provision of the articles of incorporation or by-laws (or corresponding instruments) of the Purchaser or any mortgage, indenture, lease or other agreement or instrument, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Purchaser or its properties or assets.

         3.8 Governmental Consents, etc. No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of the Purchaser is required in connection with the valid execution and delivery of this Agreement, or the purchase of the Shares, or the consummation of any transaction contemplated hereby.

                                    SECTION 4

                Conditions Precedent to Obligations of Purchaser

         4.1 Closing. The Purchaser's obligation to subscribe for the Shares at the Closing is subject to the fulfillment on or prior to the Closing Date of the following conditions:

             (a) Representations and Warranties Correct. The representations and warranties made by the Company in Section 2 hereof shall be true and correct in all material respects when made, and shall be true and correct in all material respects on the Closing Date with the same force and effect as if they had been made on and as of said date.

             (b) Covenants. All covenants, agreements and conditions contained in this Agreement to be performed by the Company on or prior to the Closing Date shall have been performed or complied with in all material respects.

             (c) Opinion of Company's Counsel. The Purchaser shall have received from Stibbe Simont Monahan Duhot & Giroux, French counsel to the Company, an opinion addressed to it, dated the Closing Date, in substantially the form of Exhibit E and from Wilson Sonsini Goodrich & Rosati, United States counsel to the Company, an opinion addressed to it, dated the Closing Date, in substantially the form of Exhibit F.

             (d) No Order Pending. There shall not then be in effect any order enjoining or restraining the transactions contemplated by this Agreement.

             (e) No Law Prohibiting or Restricting the Subscription of the Shares or Delivery of ADSs. There shall not be in effect any law, rule or regulation prohibiting or restricting the subscription for the Shares or the delivery thereof in the form of ADSs or requiring any consent or approval of any person which shall not have been obtained to issue or purchase the Shares or to deliver the ADSs.

             (f) Compliance Certificate. The Company shall have delivered to the Purchaser a certificate, executed on behalf of the Company by an officer of the Company, dated the Closing Date, and certifying to the fulfillment of the conditions specified in Sections 4.1(a) and 4.1(b).

             (g) Shareholder Meeting Approval and Acknowledgment. The Shareholder Meeting Approval shall have been obtained from the shareholders of the Company at a meeting of the shareholders of the Company and the Acknowledgment shall have been obtained from the Board of Directors of the Company pursuant to the statuts of the Company and in accordance with French law and the Purchaser shall have received a certified copy of each of the following documents: (1) the minutes of the meeting of the Board of Directors which decided to submit to the shareholders the proposed capital increase, and call an extraordinary meeting of the shareholders, (2) the report of the Board of Directors to the shareholders, (3) the report of the statutory auditors to the shareholders, (4) the minutes of the extraordinary meeting of the shareholders containing the Shareholder Meeting Approval, (5) the minutes of the meeting of the Board of Directors held to acknowledge the final subscription price in French Francs, (6) the complementary report of the Board of Directors to the shareholders , and (7) the complementary report of the statutory auditors to the shareholders.

             (h) Supervisory Board Approval. The approval of the Supervisory Board of the Purchaser of the transactions contemplated hereby shall have been obtained.

             (i) Constituent Documents. The Purchaser shall have received a certified copy of (i) the articles of association (statuts) of the Company as in effect on the Closing Date, and (ii) excerpts from the French register of commerce (extraits K-bis) for the Company dated not more than three months prior to the Closing Date.

                                    SECTION 5

                 Conditions Precedent to Obligations of Company

         5.1 Closing. The Company's obligation to issue the Shares at the Closing is subject to the fulfillment on or prior to the Closing Date of the following conditions:

             (a) Representations and Warranties Correct. The representations and warranties made by the Purchaser in Section 3 hereof shall be true and correct in all material respects on the Closing Date with the same force and effect as if they had been made on and as of said date.

             (b) Covenants. All covenants, agreements and conditions contained in this Agreement to be performed by the Purchaser on or prior to the Closing Date shall have been performed or complied with in all material respects.

             (c) No Order Pending. There shall not then be in effect any order enjoining or restraining the transactions contemplated by this Agreement.

             (d) No Law Prohibiting or Restricting the Subscription of the Shares or Delivery of the ADSs. There shall not be in effect any law, rule or regulation prohibiting or restricting the subscription for the Shares or the delivery thereof in the form of ADSs or requiring any consent or approval of any person which shall not have been obtained to issue or purchase the Shares or to deliver the ADSs.

             (e) Compliance Certificate. The Purchaser shall have delivered to the Company a certificate, executed on behalf of the Purchaser by an officer of the Purchaser, dated the Closing Date, and certifying to the fulfillment of the conditions specified in Sections 5.1(a) and 5.1(b) of this Agreement.

             (f) Shareholder Meeting Approval and Acknowledgment. The Shareholder Meeting Approval shall have been obtained from the shareholders of the Company at a meeting of the shareholders of the Company pursuant to the statuts of the Company and in accordance with French law. The Acknowledgment shall have been decided by the Board of Directors of the Company pursuant to the statuts of the Company and in accordance with French law.

             (g) Supervisory Board Approval. The approval of the Supervisory Board of the Purchaser of the transactions contemplated hereby shall have been obtained.

                                    SECTION 6

                            Covenants of the Company

         6.1 Other Strategic Investors.

             (a) Subject to Section 6.1(c), until the termination of this Agreement in accordance with Section 8.1 hereof and so long as the Purchaser holds at least two percent (2%) of the outstanding shares of the Company, in the event that the Company receives or makes a proposal for a Covered Transaction, the Company shall promptly and in any event at least ten (10) calendar days prior to accepting such proposal or entering into any agreement, letter of intent or similar understanding relating to a Covered Transaction, send a Covered Transaction Notice to the Purchaser. During such ten (10) calendar day period, the Company will (a) negotiate in good faith with the Purchaser in connection with any good faith competing proposal that the Purchaser may determine to make, (b) make available to the Purchaser, within three (3) calendar days following the Purchaser's written request, such information relating to the Company and its subsidiaries as the Purchaser shall reasonably request in connection with a good faith competing proposal, which information shall include, without limitation, all of the information furnished to any of the Other Parties, and (c) advise the Purchaser promptly of any material changes in the financial terms of the Covered Transaction with the Other Parties provided that such notification of material changes shall not be deemed to trigger a new Covered Transaction Notice requirement. The management and the Board of Directors of the Company will consider the Purchaser's counter-proposal or counter-proposals in their reasonable business judgment and in the exercise of their fiduciary duties provided, however, that the provisions of this Section 6 shall not in any respect be deemed to constitute a right of first refusal and the Company's management and Board of Directors shall be free in their sole discretion to accept whichever proposal they consider to be in the best interests of the Company or not to accept any proposal. In addition, it is agreed that any publicly announced take-over bid shall not constitute a proposal for a Covered Transaction for the purposes of this Section 6 and that, consequently in such circumstances, the Company will be under no obligation towards the Purchaser pursuant to this Section 6.

             (b) From and after the date that the Company sends the Covered Transaction Notice, the provisions of Sections 6.2, 7.1(a) and 7.2 hereof may be waived by the Company's Board of Directors in its sole discretion by written notice to the Purchaser.

             (c) Any information disclosed to the Purchaser under this
Section 6 shall be deemed strictly confidential and shall not be disclosed by the Purchaser to any person except its directors, officers and professional advisors and those of its subsidiaries who have been requested to evaluate such information and who shall in turn be under the same obligations of confidentiality as the Purchaser until the earlier of (i) the date upon which such information becomes public knowledge through no fault of SAP, (ii) the date such information is required to be disclosed by law or a court of competent jurisdiction or rules of any stock exchange on which the securities of ILOG or SAP are listed, or (iii) the fourth anniversary of the date of disclosure. The Purchaser shall not and shall use its best endeavors to ensure that the directors, officers or professional advisors to whom it has disclosed information regarding the proposed Covered Transaction, as the case may be, shall not trade directly or indirectly any shares or ADSs of the Company as long as the relevant Covered Transaction is not public information if applicable securities laws would prohibit such trading. Any material breach of this Section 6.1(c) shall result in the immediate termination of the provisions of this Section 6 and any rights the Purchaser has hereunder. The Purchaser shall indemnify and hold each of the Company, its officers and directors harmless in respect of any adverse consequence resulting for any of the Company, its officers and directors from any such breach.

         A "Covered Transaction" shall mean a transaction proposed directly by or to or on behalf of an entity which (or whose affiliate) is a recognized vendor of Enterprise Resource Planning Software ("ERP") or Advance Planning Software ("APS") for an (a) acquisition of the Company's shares or

ADSs, and/or securities convertible or exercisable into shares or ADSs, and/or other rights to acquire shares or ADSs, in each case whether from the Company, or from shareholders of the Company such that such party or group owns or would own upon conversion or exercise of any such right, directly or indirectly, shares constituting 5% or more of the then outstanding shares and ADSs of the Company, (b) an acquisition of all or substantially all of the assets or business of the Company, or (c) a merger, consolidation or similar combination with the Company in which the shareholders of the Company immediately prior to such event do not own a majority of the outstanding shares of the surviving corporation.

         A "Covered Transaction Notice" shall mean a notice setting forth (a) the name of each other party to the Covered Transaction, including the name of each ERP or APS vendor with which any such party may be affiliated (collectively the "Other Party") and (b) a description of the principal financial terms of the proposed Covered Transaction.

         6.2 Right to Maintain. After the date of this Agreement, and subject to
Section 7.1, the Purchaser shall be entitled to purchase on the open market or otherwise from shareholders additional ordinary shares such that immediately after such purchase, Purchaser's percentage ownership in the Total Voting Power of the Company, as defined in Section 7.1(b) below, would not exceed 4.999% of the Total Voting Power (the "Maximum Limit"), calculated based on the Total Voting Power of the Company as disclosed in the most recent Company filing with the SEC, provided that, prior to making any purchase pursuant to this Section 6.2, Purchaser obtains the prior written acknowledgment of the Company's Chief Financial Officer, who shall respond promptly, that such purchase will not cause the Purchaser's Total Voting Power (directly or indirectly, together with any subsidiary or parent corporation) to exceed the Maximum Limit.

         6.3 Shareholder Meeting Approval. Promptly following execution of this Agreement, the Company shall take all steps necessary for the holding of a shareholder's meeting for the purposes of authorizing the increase of the share capital, waiving the pre-emptive rights (droits preferentiels de souscription) of the shareholders, and consequently the issue of the Shares and the holding of a meeting of the Board of Directors for the purposes of acknowledging the final subscription price in French Francs of the Shares to be subscribed by the Purchaser.

         6.4 Preemptive Rights. Nothing in this Agreement shall be deemed to constitute a waiver of any pre-emptive rights (droits preferentiels de souscription) which the Purchaser has under applicable French law or under the Company's Statuts.

         6.5 Piggy Back Rights. Following the expiration of the period of one
(1) year from the date of closing of this Agreement, in the event that the Company effects any registration of its shares in an offering involving the sale of shares by holders of registration rights, the Company will use reasonable efforts to seek the consent of the holders of registration rights to allow the Purchaser proportional piggy back rights on the same terms and subject to the same conditions as the holders in such registration of shares. The Purchaser acknowledges that the Company may not be able to obtain the required consent of the holders of registration rights in connection with this Section 6.5.

                                    SECTION 7

                           Covenants of the Purchaser

         7.1 Limitation on Ownership of Voting Stock.

             (a) Except as permitted under Sections 6.1 and 6.2 hereof, unless it obtains the prior written consent of the Company as approved by the Company's Board of Directors, the Purchaser shall not (and shall not permit any subsidiary or parent corporation to directly or indirectly) acquire beneficial ownership of any Voting Stock, any securities convertible into or exchangeable for Voting Stock, or any other rights to acquire Voting Stock (except, in any case, by way of stock dividends or other distributions or offerings made available to holders of any Voting Stock generally) or authorize or make a tender, exchange or other offer, if the effect of such acquisition would be to increase the voting power of all Voting Stock then owned by the Purchaser or which it has a right to acquire to more than the greater of the following: (i) Total Voting Power of the Company held by the Purchaser immediately prior to such acquisition; and (ii) 4.999% of the Total Voting Power of the Company.

             (b)  For purposes of this Agreement:

                  (i) The term "Total Voting Power of the Company" means the total number of votes which may be cast in the election of directors of the Company at any meeting of shareholders of the Company if all securities entitled to vote in the election of directors of the Company were present and voted at such meeting.

                  (ii) The term "Voting Stock" means the ordinary shares of the Company and any other securities issued by the Company having the ordinary power to vote in the election of directors of the Company.

                   (iii) Following written notification to the Purchaser of the acquisition of Voting Stock which results in 5.0% or more of the Total Voting Power of the Company being held by a third party (other than a financial investor, the principal business of which is the purchase, sale and trading of securities), the provisions of Section 6.2 and 7.1(a) shall not apply for so long as such third party holds 5.0% or more of the Total Voting Power of the Company and until written notice is sent by the Company pursuant to the next clause; for purposes of this sub-clause, the Company's Chief Financial Officer shall be required to promptly notify the Purchaser of any investor (other than a financial investor, the principal business of which is the purchase, sale and trading of securities), who after the date of this Agreement holds 5.0% or more of the Total Voting Power of the Company and of any subsequent sale of Voting Stock by such third party which results in a reduction below 5.0% of the Total Voting Power of the Company.

         7.2 Voting. In the event that another party proposes to acquire directly or indirectly all of the Voting Stock of the Company in a transaction which is consented to by the Board of Directors of the Company and such transaction is consented to by persons holding a majority of the Total Voting Power of the Company, Purchaser will consent to such transaction and will tender its Voting Stock pursuant to the terms of such transaction.

         7.3 Acts in Concert with Others. Except as permitted under Section 6.2, the Purchaser shall not directly or indirectly join a partnership, limited partnership, syndicate or other group, or otherwise act in concert with any third person, for the purpose of acquiring or holding Voting Stock.

         7.4 Confidential Information. The Company may from time to time pursuant to this Agreement disclose to the Purchaser certain technical and non-technical business information which the Company deems to be confidential. Notwithstanding any other provision of this Agreement, including provisions regarding the termination of this Agreement or particular terms of this Agreement, the Purchaser shall not disclose information provided to it and designated as confidential to third parties until the earliest of (i) the date upon which such information becomes public knowledge through no fault of the Purchaser, (ii) the date upon which the Company discloses such information to a third party on an unrestricted basis, (iii) the date upon which such information becomes available to the Purchaser on a non-confidential basis from a source other than the Company, provided that such source is not known by the Purchaser to be bound by a confidentiality agreement with or for the benefit of the Company, (iv) the date upon which such information has been acquired or developed by the Purchaser or its affiliates independently of, and not derived from, any such information received from the Company or any other source known by the Purchaser to be bound by a confidentiality agreement with or for the benefit of the Company, (v) the date such information is required to be disclosed by law or a court of competent jurisdiction or rules of any stock exchange on which securities of the Purchaser or the Company are listed, or (vi) the fourth anniversary of the date of disclosure; provided, however, that the Purchaser may disclose such information (y) to its attorneys, accountants, consultants and other professionals to the extent necessary to obtain their services in connection with its investment in the Company, or (z) to any affiliate or subsidiary of the Purchaser, or any of the officers or representatives thereof; provided that such persons agree to be bound by this
Section 7.4. The Purchaser further acknowledges and understands that any information so obtained which may be considered "inside" nonpublic information will not be utilized by the Purchaser in connection with purchases and/or sales of the Company's securities except in compliance with applicable state and federal securities laws.

         7.5 Approval of Supervisory Board. Promptly following execution of this Agreement, the Purchaser shall use its reasonable best efforts to obtain the approval of its Supervisory Board for the transactions contemplated by this Agreement which require such Supervisory Board's approval.


                                    SECTION 8

                                  Miscellaneous

         8.1 Termination of Agreement.

             (a) This Agreement shall have a term of ten (10) years from the Closing Date. The Company may terminate its obligation to perform or observe any of its covenants and agreements hereunder if the Purchaser violates any of the covenants or agreements of the Purchaser under this Agreement, and the Purchaser may terminate its obligations to perform or observe any of its covenants and agreements hereunder if the Company violates or fails to perform any of the covenants or agreements of the Company under this Agreement; provided, however the Company or the Purchaser, as the case may be, may not terminate any of its obligations under this Agreement pursuant to this sentence unless it shall have delivered written notice of such default to the other party and such default shall not have been cured within thirty
(30) calendar days after the delivery of such notice.

             (b) From and after the termination of this Agreement, the covenants, obligations and agreements of the parties set forth herein shall be of no further force or effect and the parties shall be under no further obligation with respect thereto.

             (c) Notwithstanding the provisions of this Section 8.1, the respective obligations of the Company and the Purchaser under Section 7.4 of this Agreement (Confidential Information) shall survive any termination of this Agreement.

         8.2 Governing Law. This Agreement shall be governed in all respects by the laws of the Republic of France as applied to contracts entered into solely between residents of, and to be performed entirely within, such Republic, except that the provisions relating to the securities laws of the United States shall be governed by the laws of the United States.

         8.3 Survival. The representations and warranties in Sections 3 and 4 of this Agreement shall survive any investigation made by the Purchaser or the Company and the Closing; provided that such representations and warranties shall not be construed so as to constitute representations and warranties concerning circumstances existing after the Closing Date.

         8.4 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as otherwise provided in this Agreement, this Agreement may not be assigned by a party without the prior written consent of the other party except by operation of law, in which case the assignee shall be subject to all of the provisions of this Agreement.

         8.5 Entire Agreement; Amendment. This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof and supersede all prior agreements and understandings among the parties relating to the subject matter hereof. No party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein. Except as set forth in Section 8.1(a), neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

         8.6 Notice And Dates. Any notice or other communication given under this Agreement shall be sufficient if in writing and delivered by hand, by messenger or by courier, or transmitted by confirmed facsimile, to a party at its address set forth below (or at such other address as shall be designated for such purpose by such party in a written notice to the other party hereto):

             (a)   if to the Company, to it at;

                   ILOG S.A.
                   9 rue de Verdun,
                   Gentilly, 94253 France
                   Attention: President

                   (Facsimile) 331-49083535

                   with a courtesy copy to:

                   Stibbe Simont Monahan Duhot & Giroux
                   154 rue de l'Universite
                   75007, Paris, France
                   Attention:  Olivier Edwards

                   (Facsimile) 331-40622062

                   and to:

                   Wilson Sonsini Goodrich & Rosati
                   650 Page Mill Road
                   Palo Alto, California 94304-1050
                   Attention:  Francis S. Currie

                   (Facsimile) (650) 493-6811

             (b)   if to Purchaser, to it at:

                   SAP Aktiengesellschaft
                   Neurottstrasse 16
                   D-69190 Walldorf, Germany
                   Attention:  Legal Department

                   (Facsimile) 49-6227-7-42060
                   with a courtesy copy to:

                   SAP America Legal Department
                   3999 Westchester Pike
                   Newton Square, PA  19073
                   Attention:  General Counsel

                   (Facsimile) (610) 355-2506

         Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered personally, by messenger or by courier, or, if sent by facsimile, upon confirmation of receipt by return facsimile.

         8.7 Further Assurances. The parties hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments or documents as any other party may reasonably request from time to time in order to carry out the intent and purposes of this Agreement and the consummation of the transactions contemplated hereby. Neither the Company nor the Purchaser shall voluntarily undertake any course of action inconsistent with the satisfaction of the requirements applicable to them set forth in this Agreement and each shall promptly do all such acts and take all such measures as may be appropriate to enable them to perform as early as practicable the obligations herein required to be performed by them.

         8.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which may be executed by fewer than all of the parties, each of which shall be enforceable against the parties actually executing such counterparts, assuming that all parties have executed a counterpart, and all of which together shall constitute one instrument.

         8.9 Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision which shall be replaced with an enforceable provision closest in intent and economic effect as the severed provision.

         8.10 Captions. Headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be relied upon in construing this Agreement. Use of any gender herein to refer to any person shall be deemed to comprehend masculine, feminine, and neuter unless the context clearly requires otherwise.

         8.11 Public Statements. The Company and the Purchaser agree not to issue any public statement with respect to their business relationship, or the Purchaser's investment in the Company or the terms of any agreement or covenant among them without the other party's reasonable prior written consent, which consent shall not be unreasonably withheld, except such disclosures as may be required under applicable law or under any applicable order, rule or regulation or, in the case of the Company, except as necessary to pursue discussions with other strategic investors.

         8.12  Brokers.

               (a) The Company has not engaged, consented to or authorized any bank, broker, finder or intermediary, to act on its behalf, directly or indirectly, as a bank, broker, finder or intermediary in connection with the transactions contemplated by this Agreement. The Company hereby agrees to indemnify and hold harmless the Purchaser from and against all fees, commissions or other payments owing to any person or firm acting on behalf of the Company hereunder.

               (b) The Purchaser has not engaged, consented to or authorized any broker, finder or intermediary, to act on its behalf directly or indirectly, as a broker, finder or intermediary in connection with the transactions contemplated by this Agreement. The Purchaser hereby agrees to indemnify and hold harmless the Company from and against all fees, commissions or other payments owning to any such person or firm acting on behalf of the Purchaser hereunder.

         8.13 Attorney's Fees. The prevailing party in any litigation between Purchaser and the Company involving this Agreement shall be entitled to recover from the other party its reasonable attorneys' fees and costs.

         8.14 Costs and Expenses. Each party hereto shall pay its own costs and expenses incurred in connection herewith, including the fees of its counsel, auditors and other representatives, whether or not the transactions contemplated herein are consummated.

         8.15 No Third Party Rights. Nothing in this Agreement shall create or be deemed to create any rights in any person or entity not a party to this Agreement.

         8.16 Competing Business Interests. The Company hereby acknowledges that the Purchaser, its affiliates and certain companies and other entities in which the Purchaser and its affiliates currently have ownership interests or may invest in, acquire or otherwise enter into strategic relationships with, may presently or in the future have businesses or otherwise undertake activities that may or may not directly or indirectly compete with or provide a strategic fit with the business of the Company as such business is presently conducted or may be conducted in the future and may presently or in the future independently develop or sell products which may directly or indirectly compete with products developed or sold by the Company.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized officers as of the date first above written.


                                        ILOG S.A.


                                        By:/s/Pierre Haren
                                           ___________________________

                                        Name:Pierre Haren
                                             _________________________

                                        Title:Chief Executive Officer
                                              ________________________



                                        SAP Aktiengesellschaft


                                        By:/s/Claus Heinrich
                                           ___________________________

                                        Name:Clause Heinrich
                                             _________________________

                                        Title:Member of the Board
                                              ________________________



                                        By:/s/Mickael Junge
                                           ___________________________

                                        Name:Mickael Junge
                                             _________________________

                                        Title:Head of Legal Department
                                              ________________________